Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026 relating to the financial statements of Firy Inc. (formerly known as Skillz Inc.) appearing in the Annual Report on Form 10-K of Firy Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
July 28, 2026